Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE GAS NATURAL INC.

2012 INCENTIVE AND EQUITY AWARD PLAN

Participant Name:	Gregory J. Osborne
Address:	8500 Station Street, Suite 100
Mentor, OH 44060

Number of Award Shares to be Issued: 5,000

This Stock Award Agreement (“Award Agreement”) is made this 21st day of July, 2014, by and between Gas Natural Inc. (the “Company”), an Ohio corporation, and Gregory J. Osborne (the “Participant”).

The Company believes that it would advance the interests of the Company and its shareholders for the Participant to acquire a proprietary interest, or to increase the Participant’s proprietary interest, in the Company, as well as recognize the Participant’s continuing contributions to the Company as an executive officer, through an award of Common Stock.

The Company’s Compensation Committee of the Board (the “Committee”) has awarded shares of the Company’s common stock, par value $0.15 per share (the “Common Stock”), to the Participant on the terms and subject to the conditions set forth herein and in the Gas Natural Inc. 2012 Incentive and Equity Award Plan (the “Plan”), which is incorporated herein by reference.

In connection with the execution of this Award Agreement, the Company and the Participant have entered into an Employment Agreement dated July 21, 2014 (the “Employment Agreement”).

The Participant desires to accept the award of the Common Stock pursuant to the terms and subject to the conditions set forth herein.

The Company and the Participant agree as follows:

1. Stock Award. The Company hereby awards 5,000 shares of Common Stock to the Participant, subject to all of the terms and conditions contained in this Award Agreement (the “Award Shares”). The Participant agrees that the Award Shares shall be subject to all of the terms and conditions set forth in this Award Agreement and the Plan including, but not limited to, the vesting provisions set forth in Section 3, the forfeiture conditions set forth in Section 4, the restrictions on transfer in Section 5 and the satisfaction of the required withholding as set forth in Section 9 of this Award Agreement. The Participant acknowledges that he will not receive a stock certificate representing the Award Shares until the Award Shares vest as provided in this Award Agreement and all tax withholding obligations applicable to the Vested Award Shares (as defined below) have been satisfied. The Award Shares will be held in custody for the Participant, by the Company or in a book entry account with the Company’s transfer agent, until the Award Shares have vested in accordance with Section 3 of this Award Agreement.

2. Effect of the Plan. The Award Shares granted to the Participant are subject to all of the provisions of the Plan and of this Award Agreement, together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of the Participant, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to the Participant hereunder, and this Award Agreement shall be subject, without further action by the Company or the Participant, to such amendment, modification, restatement or supplement unless provided otherwise therein.

3. Vesting Schedule; Service Requirement. Except as provided otherwise in Section 4 of this Award Agreement, the Award Shares shall vest if the Participant does not experience a termination of service (see Section 4) during the period commencing with the date of this Award Agreement and ending with the applicable date that such portion of the Award Shares vests (each, a “Vesting Date”). Award Shares that have vested pursuant to this Award Agreement are referred to herein as “Vested Award Shares” and Award Shares that have not yet vested pursuant to this Award Agreement are referred to herein as “Unvested Award Shares.” Subject to the provisions of Section 4 of this Award Agreement, if the Participant does not experience a termination of service prior to an applicable Vesting Date, 1,667 Award Shares will vest on July 21, 2015, the first Vesting Date; 1,667 Award Shares will vest on July 21, 2016, the second Vesting Date; and the remaining 1,666 Award Shares will vest on July 21, 2017, the third Vesting Date. If an installment of the vesting would result in a fractional Vested Award Share, such installment will be rounded to the next higher or lower Award Share, as determined by the Company, except the final installment, which will be for the balance of the Award Shares.

4. Conditions of Forfeiture.

(a) Upon the Participant’s termination of service for the Participant’s resignation or termination by the Company with Cause (as such term is defined in the Employment Agreement), before all of the Award Shares become Vested Award Shares, all Unvested Award Shares as of the date of Participant’s termination of service shall, without further action of any kind by the Company or the Participant, be forfeited. Unvested Award Shares that are forfeited shall be deemed to be immediately transferred to the Company without any payment by the Company or action by the Participant, and the Company shall have the full right to cancel any evidence of the Participant’s ownership of such forfeited Unvested Award Shares and to take any other action necessary to demonstrate that the Participant no longer owns such forfeited Unvested Award Shares automatically upon such forfeiture. Following such forfeiture, the Participant shall have no further rights with respect to such forfeited Unvested Award Shares. The Participant, by his acceptance of the Restricted Stock Award granted pursuant to this Award Agreement, irrevocably grants to the Company a power of attorney to transfer Unvested Award Shares that are forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer. The provisions of this Award Agreement regarding transfers of Unvested Award Shares that are forfeited shall be specifically performable by the Company in a court of equity or law.

(b) Notwithstanding anything to the contrary in this Award Agreement, the Unvested Award Shares shall, without further action of any kind by the Company or the Participant, become Vested Award Shares upon (i) the Participant’s termination of service (x) for the Participant’s death or disability, (y) by the Company for any reason other than Cause as such term is defined in the Employment Agreement or (z) by the Participant with Good Reason, as such term is defined in the Employment Agreement or (ii) a consummation of a Change In Control, as such term is defined in the Employment Agreement.

5. Non-Transferability; Registration; Legend.

(a) The Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate or dispose of any Award Shares until the restrictions contained in Section 3 hereof lapse, or any right or interest therein, by operation of law or otherwise. References to the Participant, to the extent relevant in the context, shall include references to authorized transferees. Any transfer in violation of this Section 5(a) shall be void and of no force or effect, and shall result in the immediate forfeiture of all Award Shares.

(b) Nothing contained in this Agreement shall require the Company to continue any registration of the Award Shares under the Securities Act of 1933, as amended (the “Act”), or the securities or “blue sky” laws of any state or jurisdiction, including any non-U.S. jurisdiction (the “Blue Sky Laws”), or which may be in effect on or after the date of this Award Agreement. If any such Award Shares are not so registered when issued hereunder, then the certificate(s) for the Award Shares shall bear a legend, in a form satisfactory to the Committee, restricting the transfer of the issued Award Shares unless such transfer is registered or exempt from registration under the Act or the Blue Sky Laws, and the issued Award Shares shall not be transferred except in accordance with such legend.

(c) Any certificate or certificates representing the Award Shares shall bear the following legend in substantially the following form (as well as any other legends required by applicable state and federal corporate securities laws) as deemed appropriate by the Company:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT AND MAY ONLY BE TRANSFERRED IN COMPLIANCE THEREWITH.

6. Dividends and Voting Rights. The Participant shall have all rights of a shareholder with respect to the Award Shares, including the right to vote all such Award Shares, including Unvested Award Shares, and to receive all dividends, cash or stock, paid or delivered thereon. Any stock dividends issued with respect to Unvested Award Shares shall vest on the same date(s) as the portion of the Award Shares to which they relate. In the event of forfeiture of Unvested Award Shares, the Participant shall have no further rights with respect to such Unvested Award Shares. However, the forfeiture of the Unvested Award Shares pursuant to Section 4 or 5 hereof shall not create any obligation to repay cash dividends received as to such Unvested Award Shares prior to such forfeiture, nor shall such forfeiture invalidate any votes given by the Participant with respect to such Unvested Award Shares prior to forfeiture.

7. Capital Adjustments and Corporate Events. If, from time to time during the term of this Award Agreement, there is any capital adjustment affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, the Unvested Award Shares shall be adjusted in accordance with the provisions of Section 13 of the Plan. Any and all new, substituted or additional securities to which the Participant may be entitled by reason of the Participant’s ownership of the Unvested Award Shares hereunder because of a capital adjustment shall be immediately subject to the forfeiture provisions of this Award Agreement and included thereafter as “Unvested Award Shares” for purposes of this Award Agreement. Any such new, substituted or additional securities issued under this Section 7 with respect to Unvested Award Shares shall vest on the same date(s) as the portion of the Award Shares to which they relate.

8. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Unvested Award Shares that have been sold or otherwise transferred in violation of any of the provisions of this Award Agreement or the Plan, or (ii) to treat as owner of such Unvested Award Shares, or accord the right to vote or pay or deliver dividends or other distributions to, any purchaser or other transferee to whom or which such Unvested Award Shares shall have been so transferred.

9. Tax Matters.

(a) Under the general rule of Section 83 of the Code, the Participant will not be treated as receiving the Award Shares until such time as the Participant becomes vested in the Award Shares in accordance with Section 3 or Section 4(b) hereof. Once any portion of the Award Shares has vested, the Participant will be taxed on the value of those Award Shares as ordinary compensation income. For purposes of determining the amount of compensation reportable by the Participant, the value of the Award Shares will be determined without regard to the “investment letter” restrictions on transferability set forth in this Award Agreement. As an exception to this rule, Section 83 of the Code permits the Participant to elect to be taxed on the value of the Award Shares as of the date of the grant of the Award Shares. The Section 83(b) election, a form for which is attached hereto as Exhibit A, must be filed by the Participant within thirty (30) days of the grant of the Award Shares. The filing must be made with the Internal Revenue Service Center with which the Participant files his federal income tax returns and a copy of the election must be submitted (i) with the Participant’s federal income tax return for the taxable year in which the Participant receives the Award Shares, and (ii) to the Company. There is no official Internal Revenue Service form for a Section 83(b) election. THE PARTICIPANT IS STRONGLY URGED TO CONSULT WITH HIS TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES AND ADVISABILITY OF MAKING A SECTION 83(B) ELECTION IN CONNECTION WITH HIS RECEIPT OF THE AWARD SHARES AND OTHER TAX ASPECTS OF HIS RECEIPT AND HOLDING OF THE AWARD SHARES.

(b) The Participant will be responsible for payment to the Company of all federal, state or local withholding or employment taxes payable by Participant with respect to the issuance of the Award Shares based upon their fair market value on the date of grant if a Section 83(b) election is made, or on the date each portion of the Award Shares become vested if a Section 83(b) election is not made. If the Participant does not make such payment, the Company shall have the right to deduct from any payment of any kind otherwise due to the Participant from the Company (including withholding from any Vested Award Shares that otherwise would have been delivered to the Participant a number of Vested Award Shares necessary to satisfy the withholding), any federal, state or local taxes of any kind required by law to be withheld with respect to the Award Shares under this Award Agreement.

(c) This Award Agreement shall be interpreted in accordance with Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, each in effect from time to time (collectively, “Section 409A”) and is intended to be exempt from Section 409A. Notwithstanding the foregoing, if the Participant is a “Specified Employee,” as determined by the Company in accordance with Section 409A, and holds any Unvested Award Shares as of the date of a Change in Control resulting in the Participant’s Separation from Service, to the extent that those Unvested Award Shares are determined to be subject to Section 409A and the delayed payment or transfer of all or any portion of those Unvested Award Shares is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion shall be paid or transferred to the Participant on the earlier of (i) the date that is six (6) months following termination of the Participant’s employment, (ii) a date that is no later than thirty (30) days after the date of the Participant’s death, or (iii) the earliest date as is permitted under Section 409A.

10. No Contract of Employment. THE PROVISIONS OF THIS AWARD AGREEMENT RELATE SOLELY TO GRANTING OF THE RESTRICTED STOCK AWARD TO THE PARTICIPANT AS OF THE DATE HEREOF AND DO NOT ADDRESS OR RELATE TO ANY CONDITIONS OF THE PARTICIPANT’S EMPLOYMENT WITH THE COMPANY OR ANY OF ITS SUBSIDIARIES. NOTHING IN THIS AWARD AGREEMENT SHALL CONFER UPON THE PARTICIPANT ANY RIGHT OR ENTITLEMENT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY OR ANY OF ITS SUBSIDIARIES, NOR INTERFERE IN ANY WAY WITH THE RIGHT OR POWER OF THE COMPANY OR ANY OF ITS SUBSIDIARIES TO TERMINATE THE PARTICIPANT’S EMPLOYMENT.

11. Definitions. Unless otherwise defined in this Award Agreement, capitalized terms will have the same meanings given them in the Plan or the Employment Agreement, as the case may be.

12. Entire Agreement; Governing Law. The Plan and this Award Agreement constitute the entire agreement of the Company and the Participant (collectively, the “Parties”) with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof. If there is any inconsistency between the provisions of this Award Agreement and of the Plan, the provisions of the Plan shall govern. Nothing in the Plan and this Award Agreement (except as expressly provided therein or herein) is intended to confer any rights or remedies on any person other than the Parties. This Award Agreement is to be construed in accordance with and governed by the internal laws of the State of Ohio, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Ohio to the rights and duties of the Parties. Should any provision of the Plan or this Award Agreement relating to the Award Shares be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

13. Interpretative Matters. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in this Award Agreement are inserted for convenience and shall not be deemed a part of the Award Agreement for construction or interpretation.

14. Nature of Payments. Any and all grants or deliveries of Award Shares hereunder shall constitute special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any retirement, death or other benefits under (i) any retirement, bonus, life insurance or other employee benefit plan of the Company, or (ii) any agreement between the Company and the Participant, except as such plan or agreement shall otherwise expressly provide.

15. Payment of Par Value. In connection with the grant of the Award Shares pursuant to this Award Agreement, the Board has determined that the Company has received consideration of not less than the aggregate par value of the Award Shares in the form of past services rendered by the Participant to the Company and/or one or more Subsidiaries.

16. Amendment; Waiver. This Award Agreement may be amended or modified only by means of a written document or documents signed by the Company and the Participant. Any provision for the benefit of the Company contained in this Award Agreement may be waived, either generally or in any particular instance, by the Board or by the Committee. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

17. Notice. Any notice or other communication required or permitted hereunder shall be given in writing and shall be deemed given, effective, and received upon prepaid delivery in person or by courier or upon the earlier of delivery or the third business day after deposit in the United States mail if sent by certified mail, with postage and fees prepaid, addressed to the other Party at its address as shown beneath its signature in this Award Agreement, or to such other address as such Party may designate in writing from time to time by notice to the other Party in accordance with this Section 17.

GAS NATURAL INC.

By:	/s/ W.E. “Gene” Argo
W.E. “Gene” Argo
Chairman of the Board of Directors

ACCEPTANCE OF AGREEMENT

The Participant hereby: (i) acknowledges receiving a copy of the Plan and represents that he is familiar with all provisions of the Plan; (ii) accepts this Award Agreement and the Award Shares to be issued under this Award Agreement subject to all provisions of the Plan and this Award Agreement and (iii) agrees to accept as binding, conclusive and final all decisions or interpretations of the Company.

Date: 7/21/2014	/s/ Gregory J. Osborne
Signature

Gregory J. Osborne
Printed Name
Participant

Exhibit A

Election under Section 83(b) of the Internal Revenue Code of 1986

Election under Section 83(b)

of the Internal Revenue Code of 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income for the current taxable year the amount of any compensation taxable to taxpayer with respect to certain restricted stock received by the taxpayer. The following information is submitted as required by Treas. Reg. §1.83-2(e):

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME:	TAXPAYER:	Gregory J. Osborne

ADDRESS:

IDENTIFICATION NO.:	TAXPAYER:

TAXABLE YEAR:

2.	The property with respect to which the election is made is described as follows: 5,000 shares of common stock, par value $0.15 per share (the “Restricted Shares”), of Gas Natural Inc., an Ohio corporation (the “Corporation”).

3.	The date on which the property was transferred is: July 21, 2014.

4.	The property is subject to the following restrictions: The Restricted Shares may not be transferred and are subject to forfeiture under the terms of a restricted stock award agreement between the taxpayer and the Corporation. These restrictions lapse upon the satisfaction of certain conditions contained in that agreement.

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $ .

6.	The amount paid by the undersigned for the Restricted Shares was $-0-.

The undersigned has furnished a copy of this statement to the Corporation. The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: July             , 2014

Taxpayer